EXHIBIT 10.7


ASTRIS ENERGI INC., 2394 Dunwin Drive, Mississauga, Ontario, Canada L5L IJ9 Tel 905 608-2000, Fax 905 608-2020




Energy Ventures Inc.
43 Fairmeadow Ave.
North York, Ontario M21? IW8

Attn.: Mr. D. Wayne Hartford                                    22 October 1998

                               Re: Grant of Option

          Gentlemen:

          Board of Directors of Astris Energi Inc. hereby grants to Energy Ventures Inc. an option to acquire 1,000,000 (one million) common shares in the capital stock of Astris Energi Inc. at an exercise price of US$030 (thirty cents in U.S. currency) per common share. This option shall expire five years from the date of this letter.

          BY THE ORDER OF THE BOARD OF ASTRIS ENERGI INC.



                                             /s/  Jiri K. Nor, P.Eng.
                                        ---------------------------------------
                                             President


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